Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Third Quarter of Fiscal 2007 Sales and Earnings

FOR IMMEDIATE RELEASE

Cincinnati, OH—April 10, 2007, Frisch’s Restaurants, Inc. (Amex: FRS) reported lower sales for its 12-week fiscal third quarter ended March 6, 2007. Revenues declined 2.7% to $65,451,505 from $67,259,863 for last year’s third quarter. Net earnings for the quarter declined 13.2% to $1,914,997 compared to $2,205,698 last year. Diluted earnings per share decreased to $.37 per share, from $.43 per share last year. Last year’s third quarter included the benefit of a $394,000 pretax gain from the disposal of property, which added $.05 per share.

For the first three quarters of fiscal 2007, revenue rose 0.6% to $221,968,379 from $220,745,741 for the same period last year. Earnings increased 7.8% to $6,995,223 from $6,490,500. Diluted earnings per share rose to $1.35 from $1.26 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants decreased 0.8% in the third quarter. Mild weather during the first several weeks of the quarter eventually turned to the inclement winter conditions that we are more accustomed to in our markets. The impact of the snow and ice more than erased the sales gains we saw in December and early January, severely affecting our operating results. To still be ahead in same store sales on a year to date basis is actually quite an achievement.”

Maier added, “The harsh weather also impacted our Golden Corral restaurants as they posted a same store sales decline of 5.8% during the third quarter. We look forward to renewed sales strength as we enter the spring.”

The lower earnings for the quarter can be attributed to lower sales driven by the winter weather. On a positive note, even though Golden Corral experienced lower same store sales, lower food cost and payroll expenses led to modest earnings in the Golden Corral restaurants.

During the quarter, there were no new Big Boy or Golden Corral restaurants opened. An older Big Boy was closed in Cincinnati. Also during the quarter, construction began on a new Big Boy restaurant in the Dayton, Ohio market. Frisch’s operates 34 Golden Corral restaurants and 89 company-owned Big Boy restaurants, and there are an additional 28 franchised Big Boy restaurants operated by licensees.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch's Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 6, 2007	March 5, 2006	March 6, 2007	March 5, 2006
Sales	$221,968	$220,746	$65,452	$67,260

Cost of sales
Food and paper	77,214	77,317	22,824	23,703
Payroll and related	73,403	72,970	21,911	22,218
Other operating costs	48,745	48,716	13,987	14,787

	199,362	199,003	58,722	60,708

Gross profit	22,606	21,743	6,730	6,552

Administrative and advertising	11,177	11,158	3,488	3,235
Franchise fees and other revenue	(965)	(960)	(276)	(298)
(Gains) losses on sale of assets	(250)	(394)	—	(394)

Operating profit	12,644	11,939	3,518	4,009

Interest expense	2,046	2,104	617	665

Earnings before income tax	10,598	9,835	2,901	3,344

Income taxes	3,603	3,344	986	1,138

NET EARNINGS	$6,995	$6,491	$1,915	$2,206

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.38	$1.28	$.38	$.43

Diluted net earnings per share	$1.35	$1.26	$.37	$.43

Diluted average shares outstanding	5,193	5,161	5,235	5,160

Depreciation included above	$10,413	$9,886	$3,249	$3,025

Opening expense included above	$241	$1,380	$—	$249

Frisch's Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 6, 2007 (unaudited)	May 30, 2006

Assets
Current assets
Cash and equivalents	$389	$815
Receivables	1,861	1,538
Inventories	5,486	4,792
Other current assets	4,976	4,918

	12,712	12,063

Property and equipment	157,147	154,370

Other assets
Goodwill & other intangible assets	2,070	2,125
Property held for sale and land investments	3,411	3,078
Other	2,843	3,647

	8,324	8,850

	$178,183	$175,283

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$10,268	$10,330
Accrued expenses	9,295	9,640
Other	14,528	10,613

	34,091	30,583

Long-term obligations
Long-term debt	26,880	30,992
Other long-term obligations	10,322	13,027

	37,202	44,019

Shareholders' equity	106,890	100,681

	$178,183	$175,283